Change in Independent Registered Public Accounting Firm

The Fund engaged Ernst & Young, LLP ("E&Y") as the independent registered public accounting firm for the fiscal year ending November 30, 2011.  E&Y replaces Deloitte & Touche, LLP (“Deloitte”), the Fund's previous independent registered public accounting firm. The change in accountants was approved by the Audit Committee of the Board of Trustees on November 18, 2011. During the periods that Deloitte served as the Fund's independent registered public accounting firm and through November 18, 2011, Deloitte's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle.  There were no disagreements between the Fund and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Deloitte & Touche LLP JPMorgan Chase Tower 2200 Ross Avenue, Suite 1600 Dallas, TX 75201-6778 USA
Tel: +1 214 840 7000 www.deloitte.com

January 30, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 77K of the Cushing MLP Premier Fund, a series of the Cushing MLP Funds Trust, Form N-SAR dated January 27, 2012 and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu Limited